UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 7, 2009

DOVER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-4018	53-0257888
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
280 Park Avenue
New York, NY 10017
(Address of Principal Executive Offices)
(212) 922-1640
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 7, 2009, at the 2009 annual meeting of shareholders of Dover Corporation (the “Company”), the Company’s shareholders approved certain amendments to the Company’s 2005 Cash and Equity Incentive Plan (the “2005 plan”) and the Company’s Executive Officers Annual Incentive Plan (the “annual bonus plan”). As previously disclosed on Form 8-K filed by the Company on February 19, 2009, the Board of Directors had approved the plan amendments on February 12, 2009 subject to shareholder approval at the 2009 annual meeting. Descriptions of the amended and restated 2005 plan and the amended and restated annual bonus plan and additional information regarding the plans were included in the Company’s Proxy Statement for the 2009 annual meeting filed with the Securities and Exchange Commission on March 24, 2009. Following is a brief description of the amendments. The description is qualified in its entirety by reference to the amended and restated 2005 plan and the amended and restated annual bonus plan, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated by reference herein.
     Amendments to the 2005 plan. The amendments to the 2005 plan, among other changes, (i) add performance shares as a type of equity award that may be granted under the plan conditional upon the satisfaction of performance targets; and (ii) add additional performance criteria for the payout of cash performance awards (“CP awards”), performance share awards and other awards under the plan.
     As amended, the 2005 plan includes performance shares as a type of equity award that may be granted under the plan. Performance share awards become payable in shares of the Company’s common stock if objective pre-established performance targets are satisfied. The performance targets are based on performance criteria specified in the plan. Awards may set a specific number of performance shares that may be earned, or a range of performance shares that may be earned depending on the degree of achievement of the pre-established performance targets. The performance period for awards will be at least three years, including the year in which the award is made. The maximum number of shares of common stock that may be awarded to a single participant as payment of performance share awards for any performance period is limited to 600,000.
     The 2005 plan, prior to the amendments, included the performance criteria of earnings per share, operating earnings, return on equity and return on investment, which criteria applied only to CP awards. The amendments apply the above performance criteria to all performance-based awards under the plan and add the following additional performance criteria for all such awards: earnings before interest, taxes, depreciation and amortization (“EBITDA”); cash flow; total shareholder return or internal total shareholder return; net earnings; sales or revenue; expense targets; targets with respect to the value of common stock; margins; pre-tax or after-tax net income; market penetration; geographic goals; business expansion goals; or goals based on operational efficiency. Performance targets will be set each year by the compensation committee for that year’s awards based on one or more of the performance criteria for the Company as a whole, or a subsidiary, division or business unit.
     In conjunction with the changes to the performance criteria for the plan, the compensation committee has decided to base CP awards on internal total shareholder return (“iTSR”) rather than the criteria previously applicable for CP awards. In addition, the aggregate maximum cash payout for CP awards in any performance period for any business unit or the Company as a whole has been changed to a fixed percentage of the incremental value created by the relevant business unit during the performance period, as determined by the compensation committee. No participant may receive a payout of a CP award in excess of $5,000,000.

     Amendments to the annual bonus plan. The amendments to the annual bonus plan add new performance criteria to the plan’s existing performance criteria. The amendments add to the existing performance criteria of net income, earnings per share, operating earnings, and return on investment or equity the following new performance criteria: EBITDA, cash flow, total shareholder return and internal total shareholder return, sales and revenues, expense targets, margins and other operational criteria. Performance targets for awards under the annual bonus plan will be set by the compensation committee based on one or more of the performance criteria for the Company as a whole, or a subsidiary, division or business unit.

Item 9.01	Financial Statements and Exhibits.

10.1	Dover Corporation 2005 Equity and Cash Incentive Plan as amended and restated effective as of January 1, 2009

10.2	Dover Corporation Executive Officer Annual Incentive Plan as amended and restated effective as of January 1, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2009	DOVER CORPORATION (Registrant)
	By:	/s/ Joseph W. Schmidt
Joseph W. Schmidt
Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Dover Corporation 2005 Equity and Cash Incentive Plan as amended and restated effective as of January 1, 2009

10.2	Dover Corporation Executive Officer Annual Incentive Plan as amended and restated effective as of January 1, 2009